Ultra Series Funds Proxy Vote Mailing (via e-mail notification)         5/1/2009
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[LOGO OF CUNA] | CUNA MUTUAL GROUP
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                 CUNA MUTUAL INSURANCE SOCIETY

On April 17, 2009, we notified you of a proposed new investment advisor, Madison Asset Management, LLC, for the Ultra Series Funds. There are several Ultra Series Funds made available within your retirement plan that is serviced by CUNA Mutual Group. You will soon be receiving proxy materials seeking your approval for, among other things, the change in the investment advisor for the Ultra Series Funds.

Madison Asset Management, LLC, is a proposed joint venture between Madison Investment Advisors, Inc. and CUNA Mutual Insurance Society. The closing for the joint venture agreement is expected to occur on or about June 30, 2009.

The Ultra Series Funds proxy statement will be mailed in early May 2009 to plan sponsors. The proxy statement requests votes on (1) election of certain members of the Board of Trustees; (2) approval of an investment management agreement with a new investment advisor; (3) amendment of a fundamental investment policy regarding borrowing; and (4) approval of investment subadvisors.

You will have the option to sign and return the voting instruction card (which is like a ballot) in a business reply envelope that will be included, or you can provide voting instructions by either internet or telephone voice response by following the instructions on the voting instruction card.

If you have any questions, please call _____________________.

Please Note That This Is Not Intended To Be A Solicitation For Proxy. The Ultra Series Fund Will File A Proxy Statement With The Securities And Exchange Commission ("SEC"). All Shareholders Are Advised To Read The Proxy Statement In Its Entirety When It Becomes Available, Because It Will Contain Important Information Regarding The Proposals, The Persons Soliciting Proxies in Connection With The Proposals And The Interests Of These Persons In the Proposals and Related Matters. The Proxy Statement Will Be Mailed to Record Date Shareholders Once It Is Effective. Shareholders May Obtain a Free Copy Of The Proxy Statement, When Available, And Other Documents Filed With The SEC At The SEC's Website At WWW.SEC.GOV. In Addition To The Proxy Statement, The Ultra Series Fund May File Annual, Quarterly And Special Reports, Proxy Statements And Other Information With The SEC. You May Read And Copy Any Reports, Statements Or Other Information Filed By Ultra Series Fund At The SEC's Public Reference Rooms At 100 F Street, N.E., Washington, D.C. 20549 And At The SEC's Regional Offices In New York At 233 Broadway, New York, New York 10279 And In Chicago At 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604.

Participants In The Solicitation. The Ultra Series Fund Trustees May Be Soliciting Proxies From Shareholders In Favor Of The Proposals. Any Direct Or Indirect Interest Of The Participants In The Solicitation Will Be Described In The Proxy Statement.

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